EXHIBIT 99.1

For more information contact:
Kevin Eichner or Frank Sanfilippo (314) 725 5500
Melissa Sturges (816) 221 7500 or Ann Marie Mayuga (314) 469 4798

ENTERPRISE FINANCIAL SERVICES CORP ANNOUNCES RETIREMENT OF PAUL R. CAHN FROM ITS HOLDING COMPANY BOARD

St. Louis, May 15, 2007. Enterprise Financial Services Corp (NASDAQ: EFSC), the parent company of Enterprise Bank & Trust of St. Louis, MO, today announced the retirement of long-time board member, Paul R. Cahn, from its Holding Company Board effective June 1, 2007.

At the age of 81, Mr. Cahn has served Enterprise in a Board capacity for seventeen years, longer than all but two of EFSC’s current board members. During his tenure, EFSC has grown from one bank and one location with approximately $150 million in assets to a bank today with thirteen locations in St. Louis and Kansas City with combined assets of $1.7 billion and a Trust Company with assets of $1.64 billion. Its stock was listed on the NASDAQ in February of 2005 and has grown in value to over $320 million.

Mr. Cahn has served on numerous committees, most recently the Company’s Nominating & Governance Committee. He also served on the Company’s Legal Bank Board until a few years ago. A very successful entrepreneur, Mr. Cahn is CEO of Elan Polo, an international shoe conglomerate. He retains investment interests in construction and the financial service industries in addition to his shoe-related businesses. He has amassed one of the world’s finest antique English silver collections and is also known throughout the art world for his outstanding Native American textile collection.

“Paul is an extraordinary person, businessman, and art connoisseur”, commented Kevin C. Eichner, President and CEO of EFSC. “His wisdom, vitality, and drive are remarkable and our company and our management team have benefited enormously from his insights and involvement. His replacement will indeed have some very large shoes to fill,” he concluded.

“Being on the Board of Enterprise for the past seventeen years has been a marvelous experience. The many relationships it has created for both Enterprise and me are priceless. We have put together a great team and I know that they will continue to be outstanding achievers”, commented Mr. Cahn.

Peter Benoist, Chairman of EFSC’s Board, indicated that the search for Mr. Cahn’s replacement is underway.

Enterprise Financial operates commercial banking and wealth management businesses mostly in metropolitan St. Louis and Kansas City, with a primary focus on serving the needs of privately held businesses, their owners and other success-minded individuals.

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